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Exhibit 21.1

LIST OF SUBSIDIARIES OF NISKA GAS STORAGE PARTNERS LLC

Entity	Jurisdiction of Organization
Access Gas Services (Ontario) Inc.	Ontario
Access Gas Services Inc.	British Columbia
AECO Gas Storage Partnership	Alberta
Coastal Bend Gas Storage, LLC	Delaware
EnerStream Agency Services Inc.	Ontario
Niska Canada GP ULC	Alberta
Niska Gas Storage Canada Finance Corp.	Alberta
Niska Gas Storage Canada ULC	Alberta
Niska Gas Storage LLC	Delaware
Niska Gas Storage Operations LLC	Delaware
Niska Gas Storage US Finance Corp.	Delaware
Niska Gas Storage US, LLC	Delaware
Niska Gas Transport Inc.	Delaware
Niska GS Holdings I, L.P.	Delaware
Niska Midstream LLC	Delaware
Niska Partners Coöperatief U.A.	Netherlands
Niska Partners Management ULC	Alberta
Niska US GP LLC	Delaware
Salt Plains Storage, LLC	Delaware
Starks Gas Storage L.L.C.	Delaware
Wild Goose Storage, LLC	Delaware

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  Exhibit 21.1